Exhibit 99.1

Footnotes to Form 4:

(1) This filing is being filed by the following Reporting Persons: (i) PEP VIII International Ltd. (“PEP International”), (ii) Providence Equity GP VIII L.P. (“PEP GP VIII”), (iii) PEP VIII (Scotland) International Ltd. (“PEP Scotland International”), (iv) Providence Equity GP VIII (Scotland) L.P. (“PEP GP Scotland”), (v) Providence Equity Partners VIII-A L.P. (“PEP VIII-A”), (vi) Providence Equity Partners VIII (Scotland) L.P. (“PEP Scotland”), (vii) PEP VIII Intermediate 5 L.P. (“PEP 5”), (viii) PEP VIII Intermediate 6 L.P. (“PEP 6”), (ix) PEP VIII Advertising Co-Investment L.P. (“PEP Advertising”), (x) PEP VIII GP LLC (“SPV GP”), (xi) PEP VIII-A SPV, L.P. (“PEP VIII-A SPV”), (xii) PEP VIII (Scotland) SPV, L.P. (“PEP Scotland SPV”), (xiii) PEP VIII SPV, L.P. (“PEP 5 SPV”), (xiv) PEP VIII-A AIV SPV, L.P. (“PEP 6 SPV”), and (xv) PEP VIII Co-Invest SPV, L.P. (“PEP Advertising SPV”, and together with PEP VIII-A SPV, PEP Scotland SPV, PEP 5 SPV and PEP 6 SPV, the “PEP SPVs”).

(2) PEP International is the sole general partner of PEP GP VIII which, in turn, is the sole member of SPV GP. SPV GP is the sole general partner of each of the PEP SPVs. PEP International, PEP GP VIII and SPV GP may be deemed to indirectly beneficially own the securities directly held by the PEP SPVs.

(3) PEP Scotland International is the sole general partner of PEP GP Scotland. PEP GP Scotland is the sole general partner of PEP Scotland. PEP GP VIII is the sole general partner of each of PEP VIII-A, PEP 5, PEP 6 and PEP Advertising. PEP GP VIII is also the holder of all of the equity interests in PEP Scotland International. PEP VIII-A SPV is a subsidiary of PEP VIII-A, PEP Scotland SPV is a subsidiary of PEP Scotland, PEP 5 SPV is a subsidiary of PEP 5, PEP 6 SPV is a subsidiary of PEP 6 and PEP Advertising SPV is a subsidiary of PEP Advertising.

(4) The Issuer’s Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), is convertible at the option of a holder at any time into shares of the Issuer’s Common Stock, par value $0.01 per share (the “Common Stock”) at a conversion price of $16.00 per share and a conversion rate of 62.50 shares of Common Stock per share of Series A Preferred Stock, as specified in the Articles Supplementary (the “Articles Supplementary”) filed by the Issuer on April 20, 2020, with the State Department of Assessments and Taxation of Maryland (included as Exhibit 3.1 to the Issuer’s Form 8-K filed with the SEC on April 20, 2020).

(5) On March 1, 2022, in accordance with the terms of the Articles Supplemetary, including accrual of applicable dividends, (i) PEP VIII-A SPV converted 75,484 shares of Series A Preferred Stock into 4,772,791 shares of Common Stock at $16.00 per share, (ii) PEP Scotland SPV converted 1,139 shares of Series A Preferred Stock into 72,019 shares of Common Stock at $16.00 per share, (iii) PEP 5 SPV converted 110,581 shares of Series A Preferred Stock into 6,991,945 shares of Common Stock at $16.00 per share, (iv) PEP 6 SPV converted 37,796 shares of Series A Preferred Stock into 2,389,810 shares of Common Stock at $16.00 per share, and (v) PEP Advertising SPV converted 50,000 shares of Series A Preferred Stock into 3,161,459 shares of Common Stock at $16.00 per share.

(6) Directly held by Michael J. Dominguez, who is a director of PEP International and a director of the Issuer. Any securities issued to Mr. Dominguez for his service as a director of the Issuer are held by Mr. Dominguez for the benefit of funds or entities affiliated with PEP International.

(7) The Series A Preferred Stock is perpetual and therefore has no expiration date.

(8) Each Reporting Person disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities Exchange of 1934, as amended, or for any other purpose, except to the extent of its respective pecuniary interest therein, if any.